Exhibit 10.9

EQUITY COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS
UNDER THE DIGIMARC CORPORATION 2008 INCENTIVE PLAN

The following provisions set forth the terms of the equity compensation program (the “Program”) for non-employee directors of Digimarc Corporation (the “Company”) under the Digimarc Corporation 2008 Incentive Plan (the “Plan”).  The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained in this document and in the Plan, the Plan shall govern.  All capitalized terms that are not defined in this document shall be as defined in the Plan.

1.             Eligibility

Each director of the Company elected or appointed to the Board who is not otherwise an officer or employee of the Company or a Related Company (an “Eligible Director”) is eligible to receive the Awards set forth in the Program.

2.             Initial Option Grants

Each Eligible Director who is first elected or appointed to the Board after the date the Program is approved by the Board will automatically receive a Nonqualified Stock Option to purchase 20,000 shares of Common Stock (an “Initial Grant”).  The Grant Date for an Initial Grant to an Eligible Director is the date of that director’s first election or appointment to the Board.  In addition, those Eligible Directors already serving as directors on the date the Program is approved by the Board will automatically receive a Nonqualified Stock Option to purchase 20,000 shares of Common Stock (an “Existing Director Grant”).  The Grant Date for Existing Director Grants will be the date the Program is approved by the Board.

Each Initial Grant will vest and become exercisable over the two-year period commencing on the Initial Option’s Grant Date, with 50% of the shares to vest and become exercisable on the first anniversary of the Grant Date of the Initial Grant and 1/12th of the remaining shares to vest and become exercisable monthly thereafter.  Each Existing Director Grant will vest and become exercisable over a two-year period commencing on the date the director was first elected or appointed to the Board, with 50% of the shares to vest and become exercisable on the first anniversary of the date the director was first elected or appointed to the Board and 1/12th of the remaining shares to vest and become exercisable monthly thereafter.

3.             Annual Option Grants.

Commencing with the 2009 annual meeting of stockholders, each Eligible Director will automatically receive immediately following each annual meeting of stockholders a Nonqualified Stock Option to purchase 7,500 shares of Common Stock

(an “Annual Grant”).  The Grant Date of an Annual Grant will be the date of such annual meeting.  Each Annual Grant will vest and become exercisable in twelve equal monthly installments beginning one month after the Grant Date for the Annual Grant.

4.             Option Exercise Price

Initial Grants, Existing Director Grants and Annual Grants will have a per share exercise price equal to the Fair Market Value of the Common Stock on the Grant Date of the Option.

5.             Term of Options

Each Option expires ten years from its Grant Date, but is subject to earlier termination as follows:

(A)                              In the event that an Eligible Director ceases to be a director for any reason other than death, the unvested portion of any Option granted to the director will terminate immediately, and the director may exercise the vested portion of the Option only within three years after he or she ceases to be a director or prior to the date on which the Option expires by its terms, whichever is earlier.

(B)                                In the event of an Eligible Director’s death, the unvested portion of any Option granted to the director will become fully vested and exercisable.  The Option is exercisable only within three years after the date of death of the director or prior to the date on which the Option expires by its terms, whichever is earlier, and only by the personal representative of the director’s estate, the person(s) to whom the director’s rights under the option have passed by will or the applicable laws of descent and distribution, or any beneficiary designated pursuant to Section 14 of the Plan.

6.             Exercise of Options

An Eligible Director or an individual set forth in Section 5(B), as applicable, may exercise the Options by giving notice to the Company (or a brokerage firm designated or approved by the Company).  The notice must state the number of shares of Common Stock exercised and be accompanied by payment in full for the Common Stock.  Payment may be made, to the extent permitted by applicable laws and regulations, in whole or in part: (a) in cash or check; (b) by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (c) by tendering (either actually or by attestation) shares of Common Stock owned by the director that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option; (d) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

7.             Change of Control

Upon a Change in Control or Company Transaction, all Options outstanding as of the date of the Change of Control or Company Transaction, and which are not then exercisable and vested, will immediately become fully exercisable and vested.

8.             Amendment

The Board may amend the provisions contained within this Program as it believes advisable.  An amendment may not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an Award.

Provisions of the Plan (including any amendments) not discussed above, to the extent applicable to Eligible Directors, continue to govern the terms and conditions of Awards granted to Eligible Directors.